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                                                                 Exhibit (4)(tt)

                       SECTION 403(b) ANNUITY ENDORSEMENT

               MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED

The Contract will be governed by this Endorsement and Code Section 403(b), and any contrary provision in the Contract is amended as follows:

DEFINITIONS

          PARTICIPANT: The individual for whose benefit the employer established an annuity program under Code Section 403(b) and for whom this Contract is purchased. This Participant will be the Annuitant under the Contract.

          PLAN SPONSOR

          The employer sponsoring the 403(b) plan.

MAXIMUM PURCHASE PAYMENTS

     1. Total and overall limitations on Purchase Payments in a calendar year for a Participant are subject to Code limitations and non-discrimination rules imposed upon annuity contracts governed by Code Sections 403(b) and 415, as they may be amended from time to time. All elective deferrals for a Participant may not exceed the limits of Code Section 402(g). Unless Lincoln Life has specifically agreed to do so for a particular plan, Lincoln Life assumes no responsibility under this Contract for monitoring these limits for a plan or for a Participant. Purchase Payments in excess of such limits or in violation of any non-discrimination rule (and earnings thereon) may be distributed by Lincoln Life, at the direction of the Owner, Participant, or the Plan Sponsor, as permitted by law and by Section 3 of this Endorsement. Lincoln Life reserves the right to require an annual minimum Purchase Payment no greater than $200 annually.

          Contributions in excess of the limits of Section 415 that are allowed to remain in the Contract, as well as employer contributions which are non-vested according to the terms of the 403(b) plan, will be accounted for separately and considered as governed by Section 403(c) as provided in the tax regulations under Section 403(b).

          Lincoln Life will separately account for the following types of contributions and associated earnings:

               a)   elective deferrals

               b)   employer contributions

               c)   post tax contributions

               d)   Roth 403(b) contributions

          Purchase Payments not properly identified will be treated as elective deferrals.

CHARACTERIZATION OF TRANSFER PURCHASE PAYMENTS

     2. For all Purchase Payments transferred from another contract other than a contract issued by Lincoln Life, Lincoln Life must be provided with the following information in a form acceptable to Lincoln Life:

          a) The source of such Purchase Payments; for example, elective deferral, employer contributions or post tax contributions. Where no source information is provided, Lincoln Life will treat such Purchase Payments as 403(b) elective deferral amounts.

          b) Whether such Purchase Payments are a rollover under Code Section 402 or a transfer from a 403(b) plan and whether or not such transfer is subject to Code Section 403(b)(7). Where no such information is provided, Lincoln Life will treat such Purchase Payments as subject to Code Section 403(b)(7), and not subject to the terms of Code Section 403(b)(1).

          c) Identification of such Purchase Payments as being attributable to contributions made or earnings credited prior to January 1, 1987; or prior to January 1, 1989.

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          Purchase Payments; not properly identified will be treated as contributions made after December 31, 1988 for purposes of Sections 3 and 4.

WITHDRAWAL DOCUMENTATION FOR SECTION 403(b) PLANS

     3. Unless otherwise agreed to with the Plan Sponsor, withdrawal requests for Participants under Section 403(b) plans must be approved, in a form agreed to by Lincoln Life by the Plan's Sponsor; must provide instructions specifying the portion of a Participant's account value that is available for distribution; and provide instructions as to the disposition of non-vested amounts.

MINIMUM DISTRIBUTION REQUIREMENTS FOR SECTION 403(b) PLANS

     4. Code Section 403(b)(10) requires a Participant to take withdrawals from the Contract or 403(b) plan in a manner which satisfies requirements of the required minimum distribution rules under Code
          Section 401(a)(9) and the regulations promulgated thereunder. To the extent they apply to 403(b) plans, these required minimum distribution rules are hereby incorporated by reference in this Endorsement as a permissible withdrawal, subject to Section 3. This incorporation by reference includes changes made to such minimum distribution rules by legislation, proposed and final regulation, or rulings by the United States Department of Treasury.

          Unless Lincoln Life has specifically agreed with a Plan Sponsor, Lincoln Life assumes no responsibility for monitoring withdrawals, mandating distributions or insuring compliance with these required minimum distribution rules.

NONTRANSFERABLE

     5. The Participant's interest in this Contract is nontransferable within the meaning of Section 401(g) of the Code. This Contract or the Participant's interest in this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan and may not be alienated except under the terms of a qualified domestic relations order within the meaning of Section 414(p) of the Code or as otherwise permitted by applicable law.

NONFORFEITABLE

     6. The rights of the Participant in this Contract are nonforfeitable as defined in the regulations under Section 411. Employer contributions may be subject to a vesting schedule. Also, see Section 1.

NON-TAXABLE EXCHANGES OR TRANSFERS

     7. Non-taxable contract exchanges, plan to plan transfers or contract to plan transfers to purchase service credits under a defined benefit governmental plan pursuant to Code Section 403(b)(13) or other applicable law as may be made, are permitted under this Contract only to the extent permitted under the 403(b) plan.

DIRECT ROLLOVER

     8. Participant's account values may be rolled over to another eligible retirement plan in accordance with Code Sections 403(b)(8) and 402(c), as they may be amended from time to time, subject to Section 3 of this Endorsement and in a time and manner prescribed by Lincoln Life.

LIMITATION ON INCIDENTAL BENEFITS

     9. This Contract satisfies the incidental benefit requirements of Section 401(a).

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DISTRIBUTION OF CUSTODIAL ACCOUNT CONTRIBUTIONS

     10. Purchase Payments transferred from any plan or arrangement which has been identified by the Participant or Owner as being subject to Code
          Section 403(b)(7) will continue to be subject to Code Section 403(b)(7), and are subject to Sections 3 and 4, unless otherwise agreed upon between Lincoln Life and the Owner.

OWNER AND ANNUITANT

     11. If the Owner is an employer, it represents that it is an eligible organization described in Section 403(b)(1)(A) of the Code and that the plan or arrangement meets the requirements of Code Section 403(b).

          A contingent Owner or a joint Owner cannot be named.

AUTHORITY TO AMEND TO COMPLY WITH TAX CODE

     12. Lincoln Life reserves the right to amend or modify the Contract or this Endorsement to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax treatment under Code Section 403(b).

ERISA REQUIREMENTS

     13. If the 403(b) plan or arrangement is subject to the requirements of ERISA, this Contract will also be subject to the requirements of ERISA. Lincoln Life is not the plan administrator of a plan or arrangement subject to ERISA. Any responsibility related to the appropriateness of any withdrawal, consents (or revocation thereof), or any other fiduciary decision related to the administration of the plan is that of the employer or the plan administrator.

                                        THE LINCOLN NATIONAL LIFE INSURANCE
                                        COMPANY


                                        /s/ Dennis R. Glass
                                        ----------------------------------------
                                        DENNIS R. GLASS, PRESIDENT